Bolt Projects Reports Q4 2024 Financial Results
Strategic Partnerships to Drive Future Revenue Growth
●Full year 2024 revenues for the Vegan Silk Technology Platform were $1.4 million, 37% ahead of initial projections, driven by orders for fast track launches in 2025
●For 2025, Platform revenues is projected to reach at least $4.5 million, supported by multi-year supply agreements and customer expansion
●The Company is announcing a 2026 revenue target of $9.0 million, reflecting its growing customer base and expected successful product adoption
●Our goal remains to achieve long-term, sustainable profitability through revenue growth, continued operational efficiencies and cost of goods sold reductions
Berkeley, Calif. (Mar 18, 2025)—Bolt Projects Holdings, Inc. (“Bolt,” “Bolt Projects” or the “Company”) (Nasdaq: BSLK), which develops and produces innovative biomaterials for the beauty and personal care industry, reported its financial results for the full year and fourth quarter ended December 31, 2024 and provided a business update. In addition, the Company’s Fourth Quarter 2024 Shareholder Letter can be found on the Bolt Projects’ About Page at https://www.boltprojectsholdings.com/.
“Bolt continues to make excellent progress in its efforts to to deliver more sustainable, high-performance alternatives in the beauty and personal care market,” said Dan Widmaier, Bolt Projects Chairman and CEO. “We saw substantial progress with our Vegan Silk Technology Platform, building on the demand for our commercially ready b-silkTM offering. Customers closed in 2025 will further drive us to our goal of becoming free cash flow positive.”1
Market Traction
Since Bolt last reported financial results, the Company has benefited from two major customer launches. The first was the formal launch of Haus Labs’ B Structural Volumizing + Lengthening Mascara. Referred to in the Company’s third quarter release as “a color cosmetics offerings,” this product represents the first use of the Vegan Silk Technology Platform in the color cosmetics product category. After its early January 2025 launch, the product quickly became the top-selling mascara at beauty and personal care retailer Sephora, exceeding initial volume projections by four times.
Second, Bolt announced a strategic partnership with Goddess Maintenance Company, an innovative beauty brand founded by entrepreneurs Lauren Vesler and Manda Mason, alongside haircare industry disruptors Edward Connaghan and Denise Russell. Also mentioned in the Company’s third quarter release, Goddess’ products will be supported by a $4.0M annual minimum supply contract from Bolt,
1 This is a non-GAAP metric. See “Non-GAAP Financial Measures” section below.

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Goddess’s first product launch is expected to debut in 1,300+ locations in the United States and Canada. Further details about the product and its target market will be available after its official launch in the second quarter of 2025.
Lastly, Bolt is working with leading and well recognized contract manufacturers to integrate biotech materials as a key differentiator in their innovation offerings. Bolt was proud to be featured in MANA Products innovation display at Make-Up in Los Angeles (MULA) in February 2025. MANA Products has introduced new color cosmetic products featuring “Powered by Bolt” Vegan Silk™ technology, showcasing the material’s versatility across multiple applications – from Mineral SPF Skin Tints to Eyeshadow Pudding Pots.
These new offerings and partnerships build on Bolt’s established base of brands using the Vegan Silk Technology Platform, which includes Freaks of Nature’s™ Daily Defender SPF30 and Peak Performance SPF50, as well as Vegamour’s GRO Revitalizing Shampoo and Conditioner. Bolt anticipates continued progress in multiple beauty and personal care segments with established and indie (“independent”) consumer brands throughout the year.
Bolt is working with customers toward additional launches across multiple segments of the beauty and personal care industry throughout 2025. “Overall, we are building a strong pipeline of business that will deliver significant financial performance in the coming years,” said President Cintia Nardi. "As regulatory pressures on silicones and other pervasive materials intensify, the demand for high-performance, sustainable alternatives continues to rise. Biotech is at the heart of the most viable solutions, and as pioneers in biotech for the Beauty and Personal Care industry, we feel we are well positioned to capture meaningful market share in the years ahead.“
Operational Scalability & Supply Chain Reliability
Bolt produced more than 3,600 kilograms of vegan silk material at the lowest cost ever achieved in 2024, continuing its progress toward reducing the cost of manufacturing in the range of 50% year over year. Benefits of this success were passed through to customers in the form of lower prices, accelerating adoption and market penetration. Bolt achieved this while at the same time earning the EcoVadis Silver Medal, putting the Company in the top 15% of companies assessed globally for sustainability.
“Bolt has implemented a clear plan for cost optimization through process improvements, strategic procurement, and volume-driven savings,” said Widmaier. “At the same time, we win when our product delivers on sustainability and our mission: ‘Way Better Materials for a Way Better World’.”
“We believe that biotech ingredients are essential to the future of clean and sustainable beauty. Our efforts are focused on scalability and cost optimization, ensuring we are positioned to achieve our target margins while expanding our market presence,” said Nardi, “paving the way for profitability.”

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Research and Development Delivers
Bolt continues to invest in Research and Development, expanding its intellectual property portfolio, which grew by 17 granted patents in 2024 to reach 68 total granted patents, and 166 pending applications as of the end of the year. In addition, Bolt continues to file new patents, particularly in the Beauty and Personal Care (BPC) space, reinforcing our commitment to innovation and market leadership.
"In 2024, we expanded the Vegan Silk Technology Platform by further advancing b-silk™ and introducing xl-silk™, both highly efficacious ingredients for the beauty and personal care industry," said David Breslauer, Chief Technology Officer of Bolt Projects. "These proprietary molecules not only address key regulatory challenges and evolving consumer preferences, but also offer the flexibility to generate customized performance claims. By partnering with brands on exclusive biotech development, we empower them to create differentiated, high-impact formulations while reinforcing their commitment to environmental health and sustainability."
Corporate Milestones
In addition to the progress above for the Vegan Silk Technology Platform, 2024 saw a number of important developments for Bolt.

●The Company completed a business combination with Golden Arrow Merger Corp. and Bolt became a publicly listed company on the Nasdaq providing greater access to capital markets.
●In the process, Bolt closed an aggregate of approximately $28 million PIPE and bridge financing, including $4.7 million in PIPE proceeds in August 2024, led by investors such as Scottish Mortgage / Baillie Gifford and Temasek.
●In early 2025, Bolt further secured an expected $1.5 million investment from Triton Funds, a student-led fund in San Diego, California dedicated to sustainable investment.
Financial Results for the Fourth Quarter Ended December 31, 2024
Revenues. Revenues for the fourth quarter of 2024 were approximately $1.3 million compared to revenues of $1.4 million in the fourth quarter of 2023. Revenues were roughly flat year over year with fourth quarter revenues in 2024 primarily related to initial shipments to support Bolt’s strategic partnership with Goddess Maintenance Company. Fourth quarter revenues in 2023 were primarily comprised of sales to Vegamour.

Cost of Revenues. Cost of revenues for the fourth quarter of 2024 was approximately $1.3 million with a break-even gross margin, compared to cost of revenues of $1.1 million for the fourth quarter of 2023 with a gross margin of 19%. Cost of revenues increased slightly by $0.2 million for the three months ended

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December 31, 2024, compared to the three months ended December 31, 2023, primarily due to higher logistics costs.
Operating Expenses. Operating expenses were approximately $6.5 million in both the fourth quarter of 2024 and 2023. The Company saw higher spending overall in operations, excluding bridge note issuance costs, to support growth of the business.
●In research and development, increases were driven by the delivery of a new material (xl-silk™) and a new formulation for b-silk™.
●In sales and marketing, increases were driven primarily by personnel and branding costs as Bolt expanded its marketing efforts.
●In general and administrative, the decrease was primarily due to a decrease in costs related to the Company’s business combination with Golden Arrow, offset by higher costs as a public company.
Operating Loss and Net Loss. Operating loss and net loss were approximately $6.5 million and $6.3 million, respectively, for the fourth quarter of 2024, compared to operating loss and net loss of $6.3 million and $7.7 million, respectively, for the fourth quarter of 2023. While operating loss was roughly flat year over year, net loss in the fourth quarter of 2023 decreased comparatively due to decreased remeasurement losses on the Bolt’s shared-based liabilities in the fourth quarter of 2023.
Adjusted EBITDA. Adjusted EBITDA was approximately ($3.6) million in the fourth quarter of 2024, compared to ($0.2) million for the fourth quarter of 2023.
Earnings per Share. Basic and diluted net loss per share was ($0.19) for the fourth quarter of 2024. Basic net income per share was $46.38 for the fourth quarter of 2023 and diluted net loss per share was ($2.13) for the fourth quarter of 2023. Basic net income per share was due to a gain on the extinguishment of convertible preferred stock recorded in the fourth quarter of 2023.
Financial Results for the Full Year 2024
Revenues. Revenues for the full year 2024 were approximately $1.4 million compared to revenues of $3.4 million in 2023. Revenues in 2023 were primarily comprised of a multi-year b-silk delivery to Vegamour, which placed orders to build their inventory and in turn led to a significant increase in our revenue for 2023. The decrease in 2024 is primarily attributable to decreased sales of products from the Vegan Silk Technology Platform.
Cost of Revenues. Cost of revenues for full year 2024 was approximately $1.5 million with a nearly break-even gross margin, compared to cost of revenues of $4.8 million in 2023 with a gross margin of (40%). Cost of revenues decreased relative to revenues in 2024 primarily due to an improvement in biomanufacturing costs in 2024.
Operating Expenses. Operating expenses were approximately $41.5 million for the full year 2024 compared to operating expenses of $33.2 million in 2023. The Company saw higher operating expenses

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overall in 2024 compared to 2023, primarily due to costs related to the merger with Golden Arrow Merger Corp., offset by full year savings from the restructuring initiative undertaken in 2023 to focus on the Vegan Silk Technology Platform.
Operating Loss and Net Loss. Operating loss and net loss were approximately $41.6 million and $65.4 million, respectively, for the full year 2024, compared to operating loss and net loss of $34.6 million and $57.7 million, respectively, for 2023.
Adjusted EBITDA. Adjusted EBITDA was approximately ($11.4) million for the full year 2024, compared to ($20.3) million for 2023.
Earnings per Share. Basic and diluted net loss per share was ($4.14) for the full year 2024. Basic net income per share was $46.07 for the full year 2023 and diluted net loss per share was ($7.75) for the full year 2023. Basic net income per share in 2023 was due to a gain on the extinguishment of convertible preferred stock.
Financial Outlook
Bolt projects at least $4.5 million in revenues for 2025 and at least $9.0 million in revenues for 2026.
In addition, Bolt anticipates gross profit will be positive for the full year 2025 and 2026.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical facts contained in this communication, including, without limitation, statements regarding the Company’s financial outlooks for 2025 and 2026, operational efficiencies and cost of goods sold reductions, its partnerships and expected product launches, its market potential and market adoption, the Company’s business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “will” or the negatives of these terms or variations of them or similar terminology. Forward-looking statements include, without limitation, the Company’s expectations concerning the outlook for the business, productivity, plans, and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets, and expected future financial performance, as well as any information concerning possible or assumed future results of operations of the Company.

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Forward-looking statements involve a number of risks, uncertainties, and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to: the Company’s history of net losses, ability to achieve or maintain profitability in the future; the Company’s ability to continue as a going concern; the Company’s ability to meet the continued listing requirements of Nasdaq could result in a delisting of its common stock; the Company’s ability to execute its business plan and adequately control its expenses or raise additional capital on favorable terms, if at all; the Company’s ability to generate sufficient cash to service its debt obligations; the Company’s dependence on sales of b-silk™ and xl-silk™ products; the Company’s reliance on a single or limited manufacturing partners and manufacturing facilities; costs of and availability for b-silk™ and xl-silk™ and the Company’s future products that are out of the Company’s control; pricing pressures if the Company’s costs of producing b-silk™ materially increase; the Company’s limited experience in marketing and selling b-silk™; market acceptance of from consumer product companies; the Company’s ability to protect adequately its patents and other intellectual property assets; government regulations and private party actions relating to the marketing and advertising of cosmetic products that include b-silk™ , xl-silk™ or other products the Company develops may restrict, inhibit or delay its ability to sell such products; and the other risks and uncertainties discussed under the caption “Risk Factors” included in the Company’s Registration Statement on Form S-1 filed with the SEC on February 14, 2025, as such factors may be updated from time to time in its other filings with the SEC, including, without limitation, its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 to be filed with the SEC, and accessible on the SEC’s website at www.sec.gov and the Investors section of the Company’s website at www. boltthreads.com.
The Company cautions you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date they are made. The Company undertakes no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the financial measures presented in this release in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company has included certain non-GAAP financial measures in this release, including EBITDA and Adjusted EBITDA.
The Company uses such non-GAAP financial measures as internal measures of business operating performance and as performance measures for benchmarking against the Company’s

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peers and competitors. The Company believes its presentation of EBITDA and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of the Company’s current business and enables investors to better understand and evaluate its historical and prospective operating performance. The Company believes that these non-GAAP financial measures are important supplemental measures of operating performance because they exclude items that vary from period to period without correlation to the Company’s core operating performance and highlight trends in its business that may not otherwise be apparent when relying solely on GAAP financial measures. Due to the nature of the items being excluded, such items do not reflect future gains, losses, expenses or benefits and are not indicative of the Company’s future operating performance. The Company believes investors, analysts and other interested parties use EBITDA and Adjusted EBITDA in evaluating issuers, and the presentation of these measures facilitates a comparative assessment of the Company’s operating performance in addition to the Company’s performance based on GAAP results.
The Company uses free cash flow as an indication of the strength of the Company and its ability to generate cash. The Company believes free cash flow is meaningful to investors as a useful measure of liquidity.
The Company’s non-GAAP financial measures should not be considered as an alternative to net income (loss) as a measure of financial performance or any other performance measure derived in accordance with GAAP and should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, free cash flow should not be understood to mean that that the entire free cash flow amount is available for discretionary expenditures.
EBITDA is defined as net income (loss) adjusted for interest expense and depreciation. Adjusted EBITDA is defined as net income (loss) adjusted for interest expense and depreciation and amortization, (gain)/loss on lease termination, lease property and equipment impairment, loss on extinguishment on convertible notes, non-cash fair value remeasurements of convertible notes, warrant and share-based liabilities, bridge note issuance costs, restructuring costs and stock-based compensation.
EBITDA and Adjusted EBITDA are not recognized terms under GAAP, and the Company’s presentation of these non-GAAP measures does not replace the presentation of the Company’s financial results in accordance with GAAP. Because all companies do not use EBITDA and Adjusted EBITDA (and similarly titled financial measures) in the same way, those measures as used by other companies may not be consistent with the way the Company calculates such measures. The non-GAAP financial measures included in this release should not be construed as substitutes for or better indicators of the Company’s performance than the most directly comparable GAAP financial measures. See the reconciliation tables that accompany this

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release for additional information regarding certain of the non-GAAP financial measures included herein.
The Company defines free cash flow as net cash provided by (used in) operating activities less payments for capital expenditures.
About Bolt Projects Holdings
Bolt Projects develops and produces innovative biomaterials for the beauty and personal care industry. The Company is built on biomaterials platforms that aim to disrupt and transform high-volume consumer goods industries. Bolt Projects is a pioneer in the consumer biomaterials space. The Company’s Vegan Silk Technology Platform produces b-silk and other offerings for the beauty and personal care industry that are fully vegan and biodegradable. These versatile ingredients have been on the market since 2019. Its intellectual property portfolio is anchored by 68 granted patents and 166 pending patent applications.

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BOLT PROJECTS HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(In Thousands)

	December 31, 2024	December 31, 2023

Assets:
Current assets:
Cash and cash equivalents	$ 3,512	$ 894
Restricted cash, current	-	40
Accounts receivable	870	-
Inventory	1,760	235
Prepaid expenses and other current assets	2,593	3,503
Total current assets	8,735	4,672
Property and equipment, net	21	-
Deferred transaction costs	-	16,234
Other non-current assets	3,474	3,368
Total assets	$ 12,230	$ 24,274
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$ 413	$ 1,792
Accrued expenses and other current liabilities	3,499	1,053
Excise tax payable	2,925	-
Convertible notes, current	-	15,604
Related party convertible notes, current	-	2,133
Operating lease liabilities, current	-	359
Share-based termination liability	-	6,349
Total current liabilities	6,837	27,290
Operating lease liabilities, non-current	-	2,093
Long-term debt, non-current	13,186	13,340
Public placement warrant liability	267	-
Related party private placement warrant liability	133	-
Convertible preferred stock warrant liability	-	203
Other non-current liabilities	417	-
Total liabilities	20,840	42,926
Convertible preferred stock	-	93,889
Total stockholders’ deficit	(8,610)	(112,541)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$ 12,230	$ 24,274

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BOLT PROJECTS HOLDINGS, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(In Thousands, Except Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023 (Revised)(1)
	(unaudited)
Revenue	$ 1,293	$ 1,409	$ 1,373	$ 3,441
Cost of revenue	1,311	1,148	1,466	4,846
Gross income (loss)	(18)	261	(93)	(1,405)

Operating expenses:
Research and development	1,385	555	6,245	9,632
Sales and marketing	269	5	1,989	866
General and administrative	4,850	5,925	33,281	18,757
Restructuring costs	—	46	—	3,973
Total operating expenses	6,504	6,531	41,515	33,228
Loss from operations	(6,522)	(6,270)	(41,608)	(34,633)

Total other income (expense), net	263	(1,400)	(23,785)	(23,087)
Loss before income taxes	(6,259)	(7,670)	(65,393)	(57,720)
Income tax provision	—	—	—	—
Net loss	$ (6,259)	$ (7,670)	$ (65,393)	$ (57,720)

Other comprehensive income (loss):
Reporting currency translation	(65)	(43)	33	(21)
Comprehensive loss	$ (6,324)	$ (7,713)	$ (65,360)	$ (57,741)

Net income (loss) attributable to common stockholders, basic	$ (6,259)	$ 208,716	$ (65,393)	$ 158,666
Net loss attributable to common stockholders, diluted	$ (6,259)	$ (22,058)	$ (65,393)	$ (72,108)

Weighted-average common shares outstanding:
Basic	33,652,058	4,500,095	15,786,762	3,443,746
Diluted	33,652,058	10,382,762	15,786,762	9,305,988
Net income (loss) per share:
Basic	$ (0.19)	$ 46.38	$ (4.14)	$ 46.07
Diluted	$ (0.19)	$ (2.13)	$ (4.14)	$ (7.75)

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(1) Certain expenses previously recorded as general and administrative were related to activities that should be recorded as research and development or sales and marketing. As a result, management has corrected this error by reducing general and administrative expense by $2.6 million, and increasing the sales and marketing expense by $0.6 million and research and development by $2.0 million for the year ended December 31, 2023. This classification adjustment was made to better reflect the nature of the expenses in accordance with U.S. GAAP. The misclassification had no impact on the Company’s total operating expenses, net loss, or earnings per share.

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BOLT PROJECTS HOLDINGS, INC.
Reconciliation of GAAP to Non-GAAP Measures
(In Thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023 (Revised)(1)
	(unaudited)
GAAP net loss	$ (6,259)	$ (7,670)	$ (65,393)	$ (57,720)
Interest expense	574	877	1,504	3,503
Depreciation	—	—	2	1,088
EBITDA	(5,685)	(6,793)	(63,887)	(53,129)
Non-GAAP adjustments:
(Gain) loss on lease termination	(2)	—	(2,015)	319
Lease, property and equipment impairment (2)	—	(8)	—	21,559
Loss on extinguishment of convertible notes	—	—	26,359	—
Non-cash fair value remeasurements of convertible notes, warrant, and share-based liabilities (3)	(952)	691	(1,519)	565
Bridge note issuance costs (4)	—	3,527	11,460	3,527
Loss on supply agreement termination	—	2,211	—	2,211
Restructuring costs	—	46	—	3,973
Stock-based compensation	3,026	98	18,164	643
Adjusted EBITDA	$ (3,613)	$ (228)	$ (11,438)	$ (20,332)

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(1) Certain expenses previously recorded as general and administrative were related to activities that should be recorded as research and development or sales and marketing. As a result, management has corrected this error by reducing general and administrative expense by $2.6 million, and increasing sales and marketing expense by $0.6 million and research and development by $2.0 million for the year ended December 31, 2023. This classification adjustment was made to better reflect the nature of the expenses in accordance with U.S. GAAP. The misclassification had no impact on the Company’s total operating expenses, net loss, or earnings per share.

(2) Includes property and equipment impairment charges of zero and $19.3 million, and lease impairment charges of zero and $2.3 million, for the three months and year December 31, 2023, respectively.

(3) Includes the following:
•Remeasurement of public placement warrant liability of ($0.6) million and ($24.9) million for the three months and year ended December 31, 2024, respectively.
Remeasurement of related party private placement warrant liability of ($0.3) million and ($13.0) million for the three months and year ended December 31, 2024, respectively,
•Remeasurement of share-based termination liability of zero and $1.0 million for the three months and year ended December 31, 2024, respectively, and $0.3 million for both the three months and year ended December 31, 2023.
•Remeasurement of related party convertible notes of zero and $3.8 million for the three months and year ended December 31, 2024, respectively, and $0.1 million for both the three months and year ended December 31, 2023.
•Remeasurement of convertible notes of zero and $31.7 million for the three months and year ended December 31, 2024, respectively, and ($0.3) million for both the three months and year ended December 31, 2023.
•Remeasurement of convertible preferred stock warrant liability of zero and ($0.1) million for the three months and year ended December 31, 2023, respectively.

(4) Includes Bridge Convertible Notes issuance costs of zero and $11.5 million included in operating expenses within general and administrative expenses for the three months and year ended December 31, 2024, respectively, and $3.5 million for both the three months and year ended December 31, 2023.

Contacts
For Bolt Projects Holdings Media Inquiries:
press@boltthreads.com
For Bolt Projects Holdings Investor Inquiries:
investors@boltthreads.com

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